Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 and related Prospectus of Daré Bioscience, Inc. and Subsidiaries (the “Company”) of our report dated March 30, 2023 (which includes an explanatory paragraph relating to the uncertainty of the Company’s ability to continue as a going concern), relating to the consolidated financial statements of the Company appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023. We also consent to the reference to our Firm under the caption “Experts” in this Prospectus which is a part of said Registration Statement.

/s/ Mayer Hoffman McCann P.C.

San Diego, California
March 29, 2024